EXHIBIT 5.1



                                  July 20, 1999


Board of Directors
3Dshopping.com
517 Boccaccio Avenue
Venice, CA 90291

      Re:  Registration Statement of Form S-1

     We have acted as counsel for 3Dshopping.com, a California corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S- 1, Registration No. 333-59723 (the "Registration Statement"), and a related new Registration Statement (the "New Registration Statement") filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act"), covering 1,100,000 Units, each unit consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock of the Company, plus up to 165,000 Units that are subject to an option granted to the underwriters solely to cover overallotments, if any (the "Units"), and a Warrant to purchase up to 110,000 Units. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

     (1) The Company is a corporation existing under the laws of the state of California; and

     (2) The shares of Common Stock and Warrants included in the Units have been duly authorized and, when issued and sold in the manner described in the Registration Statement and the New Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Company, and when payment therefor shall have been received by the Company, will be legally issued, fully paid and nonassessable.

     We consent to the use of our name in the Registration Statement and the New Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the New Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP